UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Zevra Therapeutics, Inc.
(Name of registrant as specified in its charter)

Daniel J. Mangless

John B. Bode

Douglas W. Calder

Corey Watton

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mr. Daniel J. Mangles (the “Proponent”), together with the other participants named herein (collectively, the “Participants”), intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes in connection with the upcoming 2023 annual meeting of stockholders (the “Annual Meeting”) of Zevra Therapeutics, Inc., a Delaware corporation (“Zevra” or the “Company”).

March 3, 2023 –

Shareholder Bucks Board of Directors to Bolster Business Value

Corporate Cronyism Hampers Growth and Innovation – Election of Three New Candidates to Board of Directors Proposed

GREEN BAY, Wis., March 3, 2023 -- Dissent and disagreement were revealed in a recent preliminary proxy statement from rare disease therapeutics company, Zevra Therapeutics, Inc. (NasdaqGS: ZVRA) (formerly known as KemPharm, Inc.). In the preliminary proxy statement released February 27, 2023, the company announced that the Board nominated three directors for re-election at the Company’s Annual Meeting. The proposal to keep the same board after historically poor performance sparked a highly critical response from shareholder Dan Mangless, who has proposed three new candidates and a new direction for the company to unlock the technology and enhance shareholder equity. His letter to Zevra shareholders follows:

Dear Fellow Zevra Stockholders:

I am a proud owner, like you, of what should be a great pharmaceutical company developing and marketing world-class drug products that change lives and creates value for stockholders. With effective scientific leadership and vision, Zevra’s core technology could be leveraged to develop its existing pipeline and expand it beyond current opportunities to potentially license pipeline products as well as the technology to other pharmaceutical companies eager to enhance their existing portfolios. With the proper executive and marketing leadership and assuming near-term approval of one or two of the existing pipeline products focused on treating rare diseases, we believe Zevra would quickly become a highly valuable enterprise and potential acquisition target for more established companies looking to enhance their offerings.  An alignment of successful executive and marketing experience with the knowledge and scientific vision associated with Zevra’s core technology would have Zevra on a path to growth and improved stockholder value.

Unfortunately, stockholders have suffered under the leadership of the current Board of Directors.  Rather than recognize their failure to perform, the existing leadership of the Board of Directors has continued to cause the destruction of shareholder value by:

•	Failing to instill a culture of accountability. Zevra has made significant grants of stock options to senior executives while its business was performing poorly and its stock price was depressed without conditioning at least some of those stock options on company performance. For example, Zevra awarded its former executive chairman who was retained as CEO 700,000 options priced at the closing share price on January 9, 2023 along with substantial awards to other executives at that time.
•	Failing to properly plan for leadership succession. The current leadership of the Board of Directors left Zevra unprepared to pivot to the next generation of executive leadership. In January 2023, the Board replaced the CEO with its Executive Chairman, who has a dubious track record of value creation without exhibiting any attempt to complete a comprehensive search for a new CEO from outside Zevra.
•	Failing to align incentives with stockholders. Board members and executives historically held a very small amount of Zevra shares. For example, the Executive Chairman held only 9,847 shares prior to his becoming CEO.
•	Failing to heed constructive shareholder input and showing little concern for the interests of shareholders. The Board has not respected the views expressed by stockholders indicated by their voting. For example, Mr. Joseph Saluri received less than 50% “For” votes from stockholders at the 2021 annual meeting and the Board did not take any action based on such voting.
•	Wasting company resources. Most recently, the Board spent corporate resources on a wasteful “re-branding” exercise in an attempt to distract stockholders from a track record of underperforming.

It is clear from the decisions and actions of Zevra, that a small cohort of potentially conflicted Board members who have been members of the Board for far too long are driving all major decisions of the company while the founder and chief architect of the company’s scientific successes is being completely sidelined to the detriment of the long-term enterprise value of the Company.

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Most of the current Board of Directors, including the former Executive Chairman and current CEO and the current Chairman, have been on the Board for more than seven years, including 12 years for the Chairman, which is well beyond the typical service period for directors of publicly traded pharmaceutical companies:

•	Matthew Plooster – March 2011 (named Chairman in January 2023)
•	Joseph Saluri – January 2014
•	Richard Pascoe – January 2014 (named Executive Chairman in November 2021 and CEO in January 2023)
•	David Tierney, M.D. – March 2015

Zevra’s Board chose to appoint a chairman who has been with Zevra for the longest period, perpetuating the Board leadership that has held Zevra back from taking a new perspective on its growth.

During their tenure, the company’s share price has fallen precipitously.  In 2015, the stock sold high as $26.15 per share.  The stock was delisted from Nasdaq during 2020 and traded under $0.18 share, ultimately requiring Zevra to execute a 1-for-16 reverse stock split and dilutive fundraising to have its shares listed on Nasdaq again.

POTENTIAL CONFLICT WITH BLUEALLELE

Mr. Saluri’s primary occupation is listed as the Chairman and Chief Executive Officer of BlueAllele, which describes its “mission” as “working to address the unmet therapeutic challenges in gene editing….based on the core principles of innovating and developing the next level of safe and effective treatments for patients with genetic diseases.”  Until recently, Mr. Pascoe and Mr. Plooster were both listed as “Strategic Advisors” to BlueAllele.  The removal of their names and bios from BlueAllele’s public website corresponded with Zevra’s becoming aware of my intent to nominate truly independent nominees at the upcoming annual meeting.

POTENTIAL CONFLICT WITH DEERFIELD

At the time of the 2016 - 2018 proxy filings, Deerfield’s beneficial ownership percentage was almost 10% and, on that basis, Dr. Tierney was elected to the Board.  It does not appear that Deerfield currently owns any shares of the company’s stock.  Despite the liquidation of their holdings and the dilution created through the equity offering to repay the debt obligations to Deerfield in 2021, Dr. Tierney remains on the Board of Directors.

CHIEF EXECUTIVE OFFICER “EXPERIENCE”

Zevra’s January press release announcing the leadership change failed to mention the new CEO’s track record as a chief executive officer, which one would think would be highly relevant in selecting the next CEO of the Company.   Prior to being named Executive Chairman, the new CEO served as the chief executive officer of Histogen Inc. During the period he served as chief executive officer of Histogen as a publicly listed company, its stock price declined from an opening price of $5.90 on May 26, 2020 to a closing price of $0.73 on November 8, 2021, an 87.6% decline in just 17 months.

PLATFORM TECHNOLOGY PLAN?

Zevra appears to have discarded its LAT platform, which is the foundation of its two FDA approved products, AZSTARYS® and APADAZ®, as well as its lead clinical asset, KP1077.  Zevra has also developed additional LAT-derived products, including KP879, and has referred in its public filings to a large pipeline of preclinical prodrugs in development.  Given this value potential, it would be expected that, in the least, Zevra would be actively seeking to partner or out-license the technology or individual products.  Yet all appearances and recent disclosures suggest the technology, along with its chief inventor, is being cast aside.

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Businesses rarely fail from making a single mistake or error.  What causes business to fail over extended periods of time is making the same mistake over and over again, which is the trap Zevra currently finds itself in.  As one of the largest, if not the largest, individual shareholder of Zevra, I have decided enough is enough and it is time to offer a new path with truly independent members of a renewed Board of Directors challenging the status quo and asking the tough questions and holding the Board leadership accountable for the results.  So, this year I have decided to nominate three individuals to join the Board of Directors who have no financial relationship with me but rather will focus on the collective success of all Zevra shareholders.

I anticipate if they are elected my nominees will work with the rest of the Zevra Board of Directors on the following key initiatives:

1.	Renew the relationship with the Zevra’s founder with a continued focus on developing the Company’s pipeline from the LAT platform.
2.	Conduct a wide and independent search for a chief executive officer with an established track record of success to take Zevra into the future.
3.	Push to establish an even more diverse and independent Board of Directors in the future including seeking Board support to eliminate the classified board structure.

My nominees bring a wide-range of experiences in corporate governance, investor relations, finance, health care, R&D strategies, pharmaceutical business development & licensing, insurance reimbursement, patient advocacy as well as mergers and acquisitions and cybersecurity, but most importantly, they bring a fresh perspective and independent viewpoint into the boardroom.

We hope you will read the recently filed preliminary proxy statements and come to the same conclusion we have. Please join me in supporting the election of John Bode, Douglas Calder and Corey Watton to the Zevra Board of Directors.

I am pleased to engage in further discussion with like-minded stockholders and can be reached via email at renewzevra@gmail.com.

Regards,

Dan Mangless

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Participants intend to file a proxy statement with the SEC to be used to solicit votes for the election of highly qualified director nominees at the upcoming annual meeting of stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISES ALL STOCKHOLDERS OF ZEVRA TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO renewzevra@gmail.com

As of the date hereof, the Proponent is the beneficial owner of an aggregate of 100 shares of common stock and in street name 1,450,000 shares of Common Stock, representing approximately 2.3% of the shares of common stock of Zevra Therapeutics, Inc. As of the date hereof, no other Participant is the record or beneficial owner of any Common Stock or any other securities of the Company.

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